EXHIBIT 99.05

                           HOME SHOPPING NETWORK, INC.

                       1986 Stock Option Plan For Employees


         This is the 1986 Stock Option/Stock Appreciation Rights Plan for Employees (the "Plan") of Home Shopping Network, Inc. (the "Corporation"), a Delaware corporation with its principal of-fices in Clearwater, Florida. The Plan has provisions under which options may be granted to full-time employees of the Cor-poration and its subsidiaries from time to time purchase shares of the Corporation's common stock, or that in lieu of exercis-ing an Option, the employee may elect to exercise a Stock Ap-preciation Right (SAR), subject to the limitations, provisions, and requirements hereinafter set forth.

         I.  Plan Objectives

              The Plan is intended to provide a method whereby full-time employees of the Corporation and its subsidiaries who are largely responsible for the management, growth, and pro-tection of the business, and who are making and can con-tinue to make substantial contributions to the success of the Corporation, may be encouraged to acquire stock owner-ship in the Corporation. This ownership increases plan members' proprietary interest in the business, provides them with greater incentive for their continued employ-ments, and promotes the interests of the Corporation and all its shareholders. Stock Appreciation Rights serve to further align the interests of management with the inter-ests of shareholders by offering a stock-related compensa-tion vehicle.

              Stock options granted under the Plan may be designated by the Stock Option Committee of the Corporation's Board of Directors (the "Committee") at its election as either In-centive Stock Options or Nonqualified Stock Options. Such designation as to whether an option is either an Incentive Stock Option or Nonqualified Stock Option shall be made on the date of grant, each evidenced by a separate written instrument.


         II.  Plan Definitions

              The following definition will be established with the Plan text, and unless the text indicates otherwise, shall have the meanings set forth below.



                   "Board" means the Board of Directors of the Corpora-tion.

                   "Code" means the Internal Revenue Code of 1954, as amended.

                   "Committee" means the Stock Option Committee of the Board, which is the designated administrator of the Plan.

                   "Common Stock" means the Corporation's common stock, at $.01 par value per share, or such other class of shares or securities as to which the provisions of the Plan may be applicable.

                   "Fair Market Value" when used in connection with Com-mon Stock on a certain date, means the reported clos-ing price of the Common Stock based on the composite of transactions as reported on the American Stock Exchange (as published by the Wall Street Journal, if published) on the day prior to such date, or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon.

                   "Grant Date" as used in reference to a particular Option, means the date which such Option is granted by the Committee pursuant to the Plan.

                   "Grantee" means the individual to whom an Option is granted by the Committee pursuant to the Plan.

                   "Incentive Stock Option" means an Option that quali-fies as an Incentive Stock Option as described in
                   Section 422A of the Code.

                   "Nonqualified Stock Option" means any Option granted under the Plan other than an Incentive Stock Option.

                   "Option" means an option granted by the Committee pursuant to the Plan to purchase shares of Common Stock, which may be designated as either an Incentive Stock Option or a Nonqualified Stock Option.

                   "Option Period" means the period beginning on the Grant Date and ending on the day prior to the tenth anniversary of the Grant Date or such shorter ending date as set by the Committee on the Grant Date.






                   "Stock Appreciation Right (SAR)" means the right, granted by the Committee pursuant to Section VII of the plan, to receive payment equal to the subsequent increases in the Fair Market Value of a share of Com-mon Stock.


         III.  Administration of the Plan - the Committee

              (a)  Appointment of the Committee

                        The Plan shall be administered by the Stock Op-tion Committee of the Board of Directors. The Committee shall never have less than three mem-bers, all of whom shall be "disinterested per-sons" within the meaning of rule 16b-3 of the Securities Exchange Act of 1934, as amended from time to time. No member of the Committee shall be eligible to receive Options or SARs pursuant to the Plan during the period which they serve on the Committee.

              (b)  Committee Powers

                        The Committee shall administer the Plan. Fur-ther, it shall have full power to construe and interpret the Plan, establish rules for the Plan's administration, determine the persons eligible to receive Options and SARs, and grant Options and SARs to eligible persons.

              (c)  Committee Action

                        A majority of the members of the Committee shall constitute a quorum for the transaction of busi-ness. All actions by the Committee at a meeting shall be the vote of a majority of those present at such meeting, but any action may be taken by the Committee without a meeting upon written consent signed by all members of the Committee. Members of the Committee may participate in a meeting by means of a conference telephone or similar communications equipment with which all persons participating in the meeting can hear each other.

              (d)  Committee Determinations Conclusive

                        All determinations of the Committee as to which persons shall receive Options and SARs, which





                        Options are to be designated as Incentive Stock Options, and the number of shares pursuant to each Option and SAR granted, shall be final, binding, and conclusive for all persons inter-ested in the Plan.

                        The determination of the Committee as to the construction or interpretation of any terms and provisions of the Plan, including whether and when there has been a termination of an employee's employment, shall be final, binding, and conclusive upon all persons.


         IV.  Shares Subject to the Plan

              The aggregate number of shares of Common Stock with re-spect to which Options and SARs may be granted shall not exceed 400,000 shares of Common Stock (the "Reserved Shares"), subject tot he adjustment in accordance with
              Section IX of the Plan. In the event that any Option or SAR expires, lapses, or otherwise terminates prior to be-ing fully exercised, any shares of Common Stock allocable to the unexercised portion of such Option or SAR may again be made subject to an Option or SAR.


         V.  Eligibility

              (a)  Eligible Employees

                        Options and SARs shall be granted only to per-sons who are key management employees of the Corporation or its subsidiaries as determined by the Committee. Directors or employees who are not full-time employees of the Corporation or its subsidiaries are not eligible to participate in the Plan.

              (b)  No Right of Employment

                        Nothing in the Plan or in any Option or SAR granted shall confer any right on an employee to continue in the employe of the Corporation or its subsidiaries or shall interfere in any way with the right of the corporation or its subsid-iaries to terminate such employee's employment at any time.







         VI.  Options

              (a)  Grant of Options

                        The Committee may from time to time, subject to the provisions of the Plan, grant to employees of the Corporation or its subsidiaries either Incentive Stock Options or Nonqualified Stock Options, or both, for the purchase of shares of Common stock allotted in accordance with Section
                        IV.  At the time of grant, the Committee may
                        designate any Option as either an Incentive
                        Stock Option or a Nonqualified Stock Option, but must make such designation by the Grant Date. Any Option not designated as an Incentive Stock Option will be a Nonqualified Stock Option and must satisfy the requirements of Section VI(b) and (c), but shall not be subject to the re-quirements of section VI(d).

              (b)  Option Requirements

                   (i) An Option shall be evidenced by a written in-strument specifying the number of shares of Common stock that may be purchased by its exercise and containing such terms and condi-tions consistent with the Plan as the Commit-tee shall determine. There shall be a sepa-rate written instrument for each Incentive Stock Option and each Nonqualified Stock Op-tion.

                   (ii) An Option shall not be granted on or after the tenth anniversary of the date upon which the Plan was adopted by the Committee.

                   (iii) An Option shall not be exercisable after the expiration of the Option Period.

                   (iv) The Option price per share of Common Stock shall be equal to the Fair Market Value of a share of Common Stock on the Grant Date.

                   (v) An Option shall not be transferable other than by will or the laws of descent and distribu-tion. During the Grantee's lifetime, an Op-tion shall be exercisable only by the Grantee, except as otherwise provided herein. The Com-mittee may permit the transfer, upon Grantee's death, to beneficiaries designated by the





                          Grantee and may permit the exercise, during Grantee's lifetime, by Grantees's guardian or legal representative, provided that the Com-mittee determines that such transfer and such exercise are consonant with requirements for exemption form Section 16(b) of the Securities Exchange Act of 1934, as amended, and, with respect to an Incentive Stock Option, the re-quirements of Section 422A(b)(5) of the Code.

                   (vi) In the event of voluntary termination of em-ployment at the election of the employee or termination for cause at the election of the Corporation or its subsidiaries, all Options shall lapse forthwith.

                   (vii) A person electing to exercise an Option shall give written notice, in such form as the Com-mittee may require, of such election to the Corporation and shall tender to the Corpora-tion the full purchase price for the shares of Common Stock for which the election is made. Payment of the purchase price shall be made in cash or in such other form as the Corporation may approve, including shares of Common Stock of the Corporation valued at the Fair Market Value on the date of exercise of the Option.

              (c)  Nonqualified Stock Option Requirements

                        In the event of retirement or the termination of employment due to total and permanent dis-ability, a Nonqualified Stock Option shall lapse at the earlier of the end of the Option Period or at the end of a period of time after the date of such retirement or termination equal to one month for each full or partial year of employ-ment with the Corporation or its subsidiaries of its subsidiaries from the most recent date of employment.

              (d)  Incentive Stock Option Requirements

                   (i) An Option designated by the Committee as an Incentive Stock Option is intended to qualify as an "Incentive Stock Option" within the meaning of Subsection (b) of Section 422A of the Code and shall satisfy, in addition to the conditions of Section VI(b) of the Plan, the conditions set forth in this Section VI(d).





                   (ii) An Incentive Stock Option shall not be granted to an individual who, on the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation. For purposes of this subparagraph VI(d)(ii), in determining stock ownership, an individual shall be con-sidered as owning the stock owned, directly or indirectly, by or for his or her brothers and sisters, spouse, ancestors, and lineal descen-dants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. Stock with re-spect to which an individual holds an Option shall not be counted. "Outstanding stock" shall include all stock actually issued and outstanding immediately after the grant of the Option. "Outstanding stock" shall not include shares authorized for issue under outstanding options held by the Grantee or by any other person.

                   (iii) An Incentive Stock Option shall not be exer-cisable while there is outstanding (within the meaning of Section 422A(c)(7) of the Code) any other "Incentive Stock Option," within the meaning of Subsection (b) of Section 422A of the Code, which was granted before the grant-ing of the Incentive Stock Option to the grantee to purchase stock in the Corporation.

                   (iv) The aggregate Fair Market Value, determined on the Grant Date, of the shares of Common Stock with respect to which any Grantee may be granted one or more Incentive Stock Options under the Plan (within the meaning of Subsec-tion (b) of the Section 422A of the Code) in any calendar year shall not exceed $100,000 plus any "unused limit carryover" to such year, determined in accordance with Section 422A(c)(4) of the Code. For purposes of this paragraph IV(d)(iv), an "unused limited carry-over" shall be equal to one-half of the excess of (i) $100,000 over (ii) the aggregate fair market value (determined on the date an Option is granted) of the stock for which the Grantee is granted Incentive Stock Options in such year under the Plan. The unused limit carry-




                          over arising in any calendar year may be car-ried over to any of the three consecutive calendar years next following such year but only to the extent not used in any earlier calendar year. The value of the Common stock for which Incentive Stock Options are granted under the Plan in any calendar year shall be applied first against the basis $100,000 limit for each year and then against any unused limit carryovers which may be carried over to such year in the order of the calendar years in which such carryovers arose.

                   (v) In the event of retirement, the Incentive Stock Option shall lapse at the earlier of the end of the Option period or three months after the date of retirement. In the event of ter-mination of employment due to total and perma-nent disability, the Incentive Stock Option shall lapse at the earlier of the end of the Option Period or one year after the date of such termination.


         VII.  Stock Appreciation Rights (SARs)

              (a)  Grant of Stock Appreciation Rights

                   In relation to any Option granted, the Committee may grant an SAR with respect to each share of Common Stock that may be purchased by the exercise of the Option. The grant of each SAR shall be subject to the same terms and provisions as to the underlying Option.

              (b)  Exercise of Stock Appreciation Rights

                   In lieu of exercising an Option, a Grantee may elect to exercise an SAR for each Option granted, if such grant had SARs attached in relationship with that grant. Upon exercising the SAR, the Corporation shall pay the amount, if any, by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Fair Market Value of a share of Common Stock on the Grant Date. The exercise of an SAR shall cancel the Option associated with that grant.








              (c)  Payment of Stock Appreciation Rights

                   The payment for SARs shall be made in shares of Com-mon Stock, valued at Fair Market Value on the date of exercise or, at the sole discretion of the Committee, in cash, or partly in cash and partly in shares of Common Stock.

              (d)  Requirements of Stock Appreciation Rights

                   Stock Appreciation Rights (SARs) granted in relation to an Option shall be exercisable only to the extent that the Option is exercisable. Stock Appreciation Rights (SARs) shall be evidenced by a written instru-ment containing such terms and consistent with the underlying Option and the Plan as the Committee shall determine. A Grantee electing to exercise SARs shall give written notice, in such form as the Committee may require, of such election to the Corporation.

              (e)  Lapse of an Option

                   The lapse of an Option to purchase any number of shares of Common Stock shall cause a corresponding reduction in the same number of related SARs.

              (f)  Nontransferability of Stock Appreciation Rights

                   Stock Appreciation Rights (SARs) shall not be trans-ferable other than by will or the laws of descent and distribution and, during the Grantee's lifetime, the SARs shall be exercisable only by the Grantee; ex-cept, that the Committee may permit:

                     (i) exercise, during Grantee's lifetime, by a guardian or legal representative; or

                    (ii) transfer, upon Grantee's death, to benefi-ciaries designated by the Grantee in a manner authorized by the Committee, provided that the Committee determines that such exercise or such transfer is consonant with requirements for exemption from Section 16(b) of the Secu-rities Exchange Act of 1934, as amended.


         VIII.  Modification, Extension, or Renewal of Option

              Subject to the terms and conditions and within the limita-tions of the Plan, the Committee may modify, extend, or





              renew outstanding Options or SARs granted under the Plan or accept the surrender of outstanding Options or SARs (to the extent not theretofore exercised) and authorize the granting of new Options or SARs in substitution therefore. Without limiting the generality of the foregoing, the Com-mittee may grant to Grantee, if he or she is otherwise eligible and consents thereto, a new or modified Option or SAR in lieu of an outstanding Option or SAR for a number of shares, at an exercise price and for a term which are greater or lesser than under the earlier Option or SAR, or may do so by cancellation and regrant, amendment, substi-tution, or otherwise, subject only to the general limita-tions and conditions of the Plan. The foregoing notwith-standing, no modification of an Option or SAR shall, without the consent of the Grantee, alter or impair any rights or obligations under any Option or SAR theretofore granted under the Plan.


         IX.  Changes in Capitalization

              (a)  Adjustment Provisions

                   In the event that:

                     (i) a recapitalization, reclassification, split-up, or consolidation of Common Stock is ef-fected;

                    (ii) the outstanding shares of Common Stock are exchanged, in connection with a merger or con-solidation of the Corporation or a sale by the Corporation of all or a part of its assets, for a different number or class of shares of stock or other securities of the Corporation or for shares of the stock or other securities of any other corporation;

                   (iii) new, different, or additional shares or other securities of the Corporation or of another corporation are received by the holders of Common Stock; or

                    (iv) any distribution is made to the holders of Common Stock other than a cash dividend;

                   then the Committee shall make the appropriate adjust-ments to:







                     (i) the number and class of shares or other secu-rities that may be issued pursuant to the exercise of Options;

                    (ii) the purchase price to be paid per share under outstanding Options; and

                   (iii) the number of shares covered by each outstand-ing Option.

              (b)  Dissolution

                   Upon the dissolution of the Corporation, the Plan shall terminate and all Options previously granted shall lapse on the date of such dissolution.


         X.  Legal Restrictions

              The Corporation will not be obligated to issue shares of Common Stock if counsel to the Corporation determines that such issuance would violate any law or regulation of any governmental authority or any agreement between the Corporation and any national securities exchange upon which the Common Stock is listed. In connection with any stock issuance or transfer, the person acquiring the shares shall, if requested by the Corporation, give assurances satisfactory to counsel to the Corporation regarding such matters as the Corporation may deem desir-able to assure compliance with all legal requirements.
              The Corporation shall in no event be obliged to take any action in order to cause the exercise of any Option or SAR.


         XI.  Rights as Shareholders

              No Grantee, nor any beneficiary or other person claiming through a Grantee, shall have any interest in any shares of Common Stock allocated for the purpose of the Plan or subject to any Option or SAR until such shares of Common Stock shall have been issued to the Grantee or such per-son. Furthermore, the existence of the Options or the SARs shall not affect the right or power of the Corpora-tion or its shareholders to make adjustments, recapital-izations, reorganizations, or other changes in the Corporation's capital structure or its business; issue bonds, debentures, preferred or prior preference stocks affecting the Common Stock of the Corporation or the rights thereof; dissolve the Corporation or sell or trans-





              fer any part of its assets or business; or do any other corporate act, whether of a similar character or other-wise.


         XII.  Choice of Law

              The validity, interpretation and administration of the Plan and of any rules, regulations, determinations, or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Florida. Without limiting the generality of the foregoing, the period within which any action in connection with the Plan must be commenced shall be governed by the Laws of the State of Florida without regard to the place where the act or omission com-plained of took place, the residence of any party to such action, or the place where the action may be brought.


         XIII.  Amendment, Suspension, or Termination of the Plan

              The Committee may at any time terminate, suspend, or amend the Plan; however, no amendment shall, without the ap-proval of shareholders of the Corporation:

                (i) increase the aggregate number of shares which may be issued in connection with Options or SARs;

               (ii)  change the Option exercise price;

              (iii) increase the maximum period during which Options or SARs may be exercised;

               (iv)  extend the effective date of the Plan; or

                (v) materially modify the requirements as to eligibil-ity for participation in the Plan.


         XIV.  Duration of the Plan

              No Option shall be granted under the Plan after July 31, 1996. Options granted before that date shall remain valid thereafter in accordance with their terms.









         XV.  Effective Date of the Plan

              The Plan was adopted by the Board on August 1, 1986. It will become effective if and when approved by shareholders holding a majority of the Corporation's outstanding shares represented in person or by proxy and entitled to vote on the Plan at the Annual Meeting of Shareholders in 1986.













































                           HOME SHOPPING NETWORK, INC.

                              FIRST AMENDMENT TO THE

                       1986 STOCK OPTION PLAN FOR EMPLOYEES



              This is the First Amendment to the 1986 Stock Option Plan for Employees (the "Plan") of Home Shopping Network, Inc. (the "Corporation"), a Delaware corporation with its principal of-fices in Clearwater, Florida.

              Paragraph IV of the Plan is hereby amended to read as fol-lows:

              IV  Shares Subject to the Plan

                   The aggregate number of shares of Common Stock with
              respect to which Options and SARs may be granted shall not exceed 2,200,000 shares of Common Stock (the "Reserved Shares"), subject to the adjustment in accordance with
              Section IX of the Plan. In the event that any Option or SAR expires, lapses or otherwise terminates prior to being fully exercised, any shares of Common Stock allocable to the unexercised portion of such Option or SAR may again be made subject to an Option or SAR.



         Dated this 21st day of November, 1986.



                           HOME SHOPPING NETWORK, INC.

                             SECOND AMENDMENT TO THE

                       1986 STOCK OPTION PLAN FOR EMPLOYEES



              This is the Second Amendment to the 1986 Stock Option Plan for Employees (the "Plan") of Home Shopping Network, Inc. (the "Corporation"), a Delaware corporation with its principal offices in Clearwater, Florida.

              Paragraph IV of the Plan is hereby amended to read as fol-lows:

              IV  Shares Subject to the Plan

                   The aggregate number of shares of Common Stock with
              respect to which Options and SARs may be granted shall not exceed 10,000,000 shares of Common Stock (the "Reserved Shares"), subject to the adjustment in accordance with
              Section IX of the Plan. In the event that any Option or SAR expires, lapses or otherwise terminates prior to being fully exercised, any shares of Common Stock allocable to the unexercised portion of such Option or SAR may again be made subject to an Option or SAR.



         Dated this 14th day of July, 1987.



                           HOME SHOPPING NETWORK, INC.

                              THIRD AMENDMENT TO THE
                       1986 STOCK OPTION PLAN FOR EMPLOYEES



              This is the Third Amendment to the 1986 Stock Option Plan for Employees (the "Plan") of Home Shopping Network, Inc. (the "Corporation"), a Delaware corporation with its principal offices in St. Petersburg, Florida.

              Section (vi) of Paragraph (b) of Article VI of the Plan is hereby amended to read as follows:

              (vi) The Committee may, in its sole discretion, cancel options granted to an employee whose employment has been terminated for cause. Upon the termination of employment other than for cause, options granted under the Plan shall be cancelled only to the extent that such options were not exercisable as of the date of such termination.

              The effective date of this amendment shall be August 1, 1986, the effective date of the Plan.

              Adopted this 26th day of September 1988 by the Compensation/Benefits Committee of the Board of Directors of Home Shopping Network, Inc.



                                                           EXHIBIT 10.31

                           HOME SHOPPING NETWORK, INC.

                             FOURTH AMENDMENT TO THE
                       1986 STOCK OPTION PLAN FOR EMPLOYEES



              This is the Fourth Amendment to the 1986 Stock Option Plan for Employees (the "Plan") of Home Shopping Network, Inc., a Delaware corporation (the "Corporation"), with its principal offices in St. Petersburg, Florida.

              1. All references in the Plan to Section 422A of the Code shall be changed to Section 422 of the Code.

              2. Section (iii) of Paragraph (d) of Article VI of the Plan is hereby amended to read as follows:

              (iii) An Incentive Stock Option shall not be exercisable while there is outstanding (within the meaning of former Subsection 4322A(c)(7) of the Code) any other "Incentive Stock Option," within the meaning of Subsection 422(b) of the Code, which was granted before the granting of the Incentive Stock Option to the grantee to purchase stock in the Corporation; provided, however, that the foregoing clause requiring that Incentive Stock Options be exercised sequentially shall not apply to Incentive Stock options granted after the date of this Fourth Amendment, which Incentive Stock Options may be exercised without regard to previously granted and still outstanding Incentive Stock Options.

              3. Section (iv) of Paragraph (d) of Article VI of the Plan is hereby amended to read as follows:

              (iv) An optionee may hold and exercise more than one In-centive Stock Option, but only on the terms and subject to the restrictions hereafter set forth. The aggregate fair market value (determined as of the time an Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee in any calendar year under the Plan and under all other Incentive Stock Option plans of the Corporation and any parent and subsidiary corporations of the Corporation (as those terms are defined in Section 425 of the Internal Revenue Code of 1986, as amended) shall not exceed $100,000.



              The effective date of this amendment shall be the date adopted.

              Adopted this 16th day of June, 1992 by the Compensation/ Benefits Committee of Home Shopping Network, Inc.